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                                                                     EXHIBIT 3.1

                     CERTIFICATE OF ELIMINATION OF ALL SHARES
                                       OF
                    4% REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                       OF
                               JAKKS PACIFIC, INC.

                              UNDER SECTION 151(g)
                                     OF THE
                        DELAWARE GENERAL CORPORATION LAW

         The undersigned hereby certifies on behalf of JAKKS Pacific, Inc., a Delaware corporation (the "Company"), as follows:

         The Company having authorized and issued 3,525 shares of 4% Redeemable Convertible Preferred Stock, par value $.001 per share (the 4% Preferred Stock"); and all of such shares having been converted into shares of common stock, par value $.001 per share, of the Company; and the Certificate of Designation of the 4% Preferred Stock, as filed with the Secretary of State of the State of Delaware on October 23, 1997, providing in Section 3(e) thereof that, upon such conversion, all such shares of 4% Preferred Stock shall be retired and resume the status of preferred stock of the Company without designation;

         To eliminate from the Restated Certificate of Incorporation of the Company all matters pertaining to the 4% Preferred Stock, the Board of Directors of the Company adopted the following resolution:

                  RESOLVED, that, none of the authorized shares of 4% Redeemable Convertible Preferred Stock of the Company being outstanding, none of such shares is to be issued, and the President and each Vice President of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to execute and file, pursuant to the Delaware General Corporation Law, and, in particular, Section 151(g) thereof, a Certificate setting forth this resolution to eliminate from the Certificate of Incorporation of the Company all provisions of the Certificate of Designation of the 4% Redeemable Convertible Preferred Stock previously filed.


Dated April 6, 1998
                                                 /s/ Stephen G. Berman
                                                 -------------------------------
                                                 Stephen G. Berman
                                                 Executive Vice President